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                         PARACELSUS HEALTHCARE AND
                        CHAMPION HEALTHCARE TO MERGE



April 15, 1996 - CHAMPION HEALTHCARE CORPORATION, Texas (AMEX: CHC) and PARACELSUS HEALTHCARE CORPORATION, Pasadena, California, announced today that they had entered into a definitive Merger Agreement to combine the two companies.

The Merger Agreement provides that each outstanding share of Champion Common Stock will be converted into one share of Paracelsus Common Stock and each outstanding share of Champion Preferred Stock will be converted into two shares of Paracelsus Common Stock. Prior to the merger, Paracelsus will split the existing Paracelsus Common Stock into a number of shares of Paracelsus Common Stock such that, immediately after giving effect to the shares to be issued in the merger, Dr. Manfred George Krukemeyer, currently the chairman of the board and sole shareholder of Paracelsus, and members of Paracelsus management will own approximately 60%, and former Champion security holders will own approximately 40% of the Paracelsus Common Stock (on a fully diluted basis). The merger is intended to be tax free to the Champion stockholders. It is expected that the Paracelsus Common Stock will be listed on the AMEX.

At the time of the merger, Dr. Krukemeyer will enter into a Shareholder Agreement that will restrict certain acquisitions and dispositions by him of Paracelsus securities. In addition the agreement will provide for rights and obligations relating to board representation and, under certain circumstances, rights of first refusal. The agreement will also impose certain other customary standstill restrictions.

The board of directors of Champion has determined that the merger and the other related transactions are fair to and in the best interests of Champion stockholders. The merger, which is expected to close within 120 days, is subject to certain conditions, including approval by the stockholders of each company, termination of the waiting period under the HSR Act and other customary conditions. Certain holders of Champion Preferred Stock have agreed to vote their shares in favor of the merger. In the event that the Merger Agreement is terminated, under certain circumstances Paracelsus and Champion have agreed to pay a termination fee to the other. No shareholder meeting dates have been determined.

Upon completion of the merger, the surviving corporation will retain the Paracelsus name. Dr. Manfred George Krukemeyer will become chairman of the combined Company and Mr. R.J. Messenger, currently president and chief executive officer of Paracelsus, will be vice chairman and chief executive officer.

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Mr. Charles R. Miller, chairman, president and chief executive of Champion will be named to the board of the combined Company and will serve as president and chief operating officer with direct responsibility for all of the combined Company's operations. Champion's executive vice-president and chief financial officer, Mr. James G. VanDeventer will become executive vice-president and chief financial officer of the combined Company and will also be named a director.

Commenting jointly on the merger, Dr. Krukemeyer and Mr. Messenger said, "This merger represents a historic milestone for both companies and we believe is an eminently logical response to the sweeping changes which are transforming the delivery of healthcare in this country. Including hospital acquisitions under contract, the combination of Champion and Paracelsus will create a publicly held hospital management company with 31 hospitals in 11 states. The combined Company will have a significant presence in Utah, Texas, Tennessee, North Dakota, and California. Further, 18 of its hospitals will have a preeminent position in nine attractive geographic locations. For example, with the announced agreement to acquire the FHP Hospital by Paracelsus, we will be able to better serve consumers and managed care organizations in the fast-growing Salt Lake area with a third healthcare network alternative consisting of five hospitals, six satellite clinics and a major home health system. We look forward to joining with Champion in creating a national healthcare company that will be a respected major force in the industry and the ensuing benefits which will be realized by our respective employees, medical staffs, communities and stockholders."

Mr. Miller stated, "In the current healthcare environment, which is marked by increased cost containment pressures and a rapid pace of consolidation, we believe the potential benefits of this merger to stockholders are substantial. By combining the two companies to produce a larger public company, we will have a stronger balance sheet, improve our access to capital and have greater visibility and financial resources to compete more effectively for new acquisitions. Moreover, we intend to maintain our focus on improving margins to enhance stockholder value by capitalizing on the synergies and cost reduction opportunities which the merger provides. We are very enthusiastic and optimistic regarding the merits of this transaction for both companies."

Paracelsus Healthcare Corporation presently owns and operates 21 hospitals and four skilled nursing facilities in eight states. For the fiscal year ended September 30, 1995, the Company reported net revenues of approximately $500 million and net income of approximately $13 million.

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Champion Healthcare Corporation currently owns and operates nine hospitals, including one hospital partnership, in six states. For the year ended December 31, 1995 the Company reported $167.5 million in net revenues, net income before extraordinary items of $3.4 million and net income of $2.3 million.